Exhibit M-8

[Yoon & Yang LLC Letterhead]

January 14, 2025

The Export-Import Bank of Korea

38 Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

Republic of Korea

Re:

The Export-Import Bank of Korea / US$850,000,000 4.625% Sustainability Notes Due 2028, US$1,250,000,000 4.875% Notes Due 2030, US$500,000,000 5.250% Notes Due 2035 and US$400,000,000 Floating Rate Notes Due 2028

Ladies and Gentlemen:

We have acted as special Korean counsel for The Export-Import Bank of Korea (the “Issuer”), a statutory juridical entity duly established pursuant to the Export-Import Bank of Korea Act (the “Eximbank Act”) and validly existing under the laws of the Republic of Korea (“Korea”), in connection with the Issuer’s offering pursuant to a registration statement (Registration No. 333-280523) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) when it became effective (the “Registration Statement”) of US$850,000,000 4.625% Sustainability Notes Due 2028, US$1,250,000,000 4.875% Notes Due 2030, US$500,000,000 5.250% Notes Due 2035 and US$400,000,000 Floating Rate Notes Due 2028 (the “Notes”) issued under the fiscal agency agreement dated August 1, 1991 (the “Fiscal Agency Agreement”) and made by and between the Issuer and The Bank of New York Mellon.

We have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

1.	the Registration Statement;

2.

the Prospectus dated August 30, 2024 contained in the Registration Statement as supplemented by the Final Prospectus Supplement dated January 7, 2025 relating to the Notes (as supplemented, the “Prospectus”);

3.	an executed copy of the Fiscal Agency Agreement;

4.	a copy of the executed Notes in global form;

5.	copies of the Articles of Incorporation and the Commercial Registry extracts of the Issuer dated December 4, 2024;

6.

the internal regulations and the operating manual of the Issuer, including a copy of the internal regulations of delegation of the Issuer delegating authority to the Chairman and President of the Issuer in relation to the issuance of the Notes;

7.	a copy of the internal approval by the Chairman and President of the Issuer dated November 27, 2024; and

8.	a copy of the Issuer’s report filed with the Ministry of Economy and Finance of Korea (the “MOEF”) dated January 2, 2025.

As to any other matters of fact material to the opinion expressed herein, we have made no independent inquiry and have relied solely upon the certificates or oral or written statements of officers and other representatives of the Issuer.

We are admitted to practice law in Korea, and the legal opinions provided herein are confined to and given on the basis of the laws of Korea in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, and we do not pass upon nor express any opinion in respect of those matters that are governed by or construed in accordance with any of such laws.

Based upon the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

(i)

The Issuer is a statutory juridical entity duly established under the Eximbank Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming part of the Registration Statement;

(ii)

The statements in the Prospectus concerning matters of Korean law (except for (x) Korean tax related statements as to which we opine on opinion (iii) and (y) the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects;

(iii)

The statements of Korean law contained in the Prospectus under the heading “Korean Taxation” provide a fair summary of the principal Korean tax consequences of an investment in the Notes in all material respects; and

(iv)	The Notes have been duly authorized, executed, issued and delivered by the Issuer and constitute valid, binding and enforceable obligations of the Issuer.

Our opinion is subject to the following reservations and qualifications that enforcement may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, reorganization, rehabilitation or the restructuring of the Issuer pursuant to the laws of Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights, (ii) certain restrictions that may be imposed by the MOEF, such as temporary suspension of payment or requiring the Issuer to obtain prior approval from the MOEF for repatriation of any amount payable under the Notes, in the event of emergency circumstances including but not limited to grave and sudden changes in domestic and foreign economic conditions or serious difficulty in international balance of payment, and (iii) the general principles of good morals and public order as provided in the Civil Code of Korea.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Very truly yours,

/s/ Yoon & Yang LLC
Yoon & Yang LLC